EX-28.h.1.a

SCHEDULE C
Joint Fund Administration and Transfer Agency Agreement
Fee Schedule
Effective May 1, 2010
As amended September 1, 2012*
Additional Definitions
“Funds-of-Funds” means each of the NVIT Investor Destinations Funds, NMF Investor Destinations Funds, NVIT Cardinal Funds, NMF Cardinal Funds and any other similar-type funds.
“Sub-Administration Agreement” means the Sub-Administration Agreement between Nationwide Fund Management LLC and J.P. Morgan Investor Services Co. (now known as “J.P. Morgan Chase Bank, N.A.”) dated May 22, 2009 and effective August 24, 2009, as may be amended from time to time, and attached hereto as Exhibit A.
“Sub-Transfer Agency Agreement” means the Sub-Transfer Agency Agreement between Nationwide Fund Management LLC and U.S. Bancorp Fund Services, LLC dated September 1, 2012, as may be amended from time to time, and attached hereto as Exhibit B.
“Sub-Administrator” means J.P. Morgan Chase Bank, N.A., pursuant to the Sub-Administration Agreement.
“Sub-Transfer Agent” means U.S. Bancorp Fund Services, LLC, pursuant to the Sub-Transfer Agency Agreement.
Fees
In consideration for the provision of Services hereunder, each Fund shall pay to the Administrator and Transfer Agent an annual fee equal to the sum of Item I and Item II below:
Item I:
the amount payable by the Administrator and Transfer Agent to the Sub-Administrator and Sub-Transfer Agent in respect of each Fund, pursuant to the Sub-Administration Agreement and the Sub-Transfer Agency Agreement.

Item II:	an annual rate based on the combined average daily net assets of both Trusts (including Funds-of-Funds) as follows:
Combined net assets of NVIT and NMF	Fee as a Percentage of Net Assets
Up to $25 billion	0.025%
$25 billion and more	0.02%

Such fees shall be payable monthly in arrears. Each Fund will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and the Transfer Agent in providing services to such Fund.  All fees and expenses shall be paid by the Funds to the Administrator on behalf of the Administrator and the Transfer Agent.
*As approved at the  December 11, 2012 meeting of the Board of Trustees.

IN WITNESS WHEREOF, the parties hereto have executed this Schedule C on the effective date set forth above.
NATIONWIDE VARIABLE INSURANCE TRUST

By: /s/ Allan J. Oster Name: Allan J. Oster Title: Assistant Secretary

NATIONWIDE MUTUAL FUNDS

By: /s/ Allan J. Oster Name: Allan J. Oster Title: Assistant Secretary

NATIONWIDE FUND MANAGEMENT LLC

By: /s/ Lee T. Cummings Name: Lee T. Cummings Title: Senior Vice President